ENGLISH SUMMARY FOR INFORMATION ONLY
EXHIBIT 4.2

SUMMARY OF

COMMERCIAL LEASE

Between MAISON ANTOINE BAUD & EDAP TMS France Dated November 1 ,2011

BETWEEN THE UNDERSIGNED:

MAISON ANTOINE BAUD, Société Anonyme [French limited company] with a capital of 3 096 336 €, with its registered office in COURNON D’AUVERGNE (63800) ZI Les Acilloux 27, Route du Cendre, recorded in the Clermont Ferrand Trade Registry under the number 855201521, represented by Mr. Patrick DUPRE Deputy -Chief Executive Officer,

hereinafter referred to as: " THE LESSOR "
ON THE ONE HAND;

and
EDAP TMS FRANCE, Société par Actions Simplifiée [French limited company] with a capital of 6 818 751 euros, with its registered office in VAULX EN VELIN (69120) 4, rue du Dauphiné, recorded in the Lyon Trade Registry under the number 394 804 447, represented by Mr. Marc Oczachowski, President, hereinafter referred to as " THE LESSEE "
ON THE OTHER HAND;

IT HAS BEEN AGREED AND DECIDED AS FOLLOWS:

** SUMMARY OF SIGNIFICANT TERMS OF LEASE AGREEMENT **

Initial 2002 lease contract terminated in Oct. 2011 and therefore both parties agreed to renew it with the following terms:

DESCRIPTION

Offices to be rented are situated in VAULX-EN-VELIN (69120) 4 rue du Dauphine, B Unit :

-	Building used as offices (Units B1, B6-B7, B4-B5, B3) with a total area of 3,325 m²
-	Building for archives (Unit B2) with a total area of 825 m².

DURATION OF THE LEASE – NINE YEARS WITH SIX FIXED YEARS

This lease is granted and accepted for a period of NINE full and consecutive years as from October 1, 2011.
The Lessee will not be able to terminate the contract before SIX years. The Lessor may terminate the lease at the end of the third year by providing the Lessee with at least six months’ notice, and in accordance with provisions of the French commercial code relating to construction or rebuilding of the building or renovation of the premises,

OTHER GENERAL CONDITIONS

EDAP TMS Offices – contract Lease Dec 2011 – English summary

ENGLISH SUMMARY FOR INFORMATION ONLY

Paragraphs 2-31 under the article “Other General Conditions” in the original lease between the parties dated October 1, 2002 remain in effect.  The translation of the original lease was filed as Exhibit 4.4 to the annual report on Form 20-F for the year ended December 31, 2002, filed on May, 8, 2003.

RENT
This lease is granted and accepted in return for an annual rent amounting Euros 285,773.44 , excluding taxes and charges.
The Lessee undertakes to pay the rent fixed in four equal instalments payable quarterly, in advance.

REVISION OF THE RENT

The revision of the rent shall take place each year on the date of anniversary of the present lease with reference to the INSEE index for the cost of construction.
This clause for the annual indexing of the rent shall not have the effect of decreasing the revised rent to an amount less than the rent at the time of the calculation of the revision.

GUARANTEE DEPOSIT

To guarantee the execution of obligations incumbent on it, the Lessee already paid a sum amounting Euros 71,443.36 within the scope of initial 2002 lease agreement corresponding to the amount of one rental instalment, as a guarantee deposit and refundable at the end of the lease, one month after complete removal and return of the keys, and after deduction of all the sums than may be due by the Lessee for rent, refundable tax charges for repairs or on any other grounds.

This sum shall not produce interest..

The said sum shall be increased at the time of each revision of the rent, in order to equal, at any time, one rent instalment.

SERVICE CHARGES

The Lessee will be responsible for the following taxes and service charges :

-	Cleaning and trash removal charges,
-	Charges as per Article 23 of 89-462 6th July 1989 Act,
-	Property tax linked to rented offices
-	Supplemental insurance premium paid by the Lessor to its insurance company related to the Lessee’s activity
-	Administrative, managing services incurred by the Lessor and that will be charged (3% of the rent) to the Lessor.

Total amount of these charges have been evaluated to approximately Euros 56,027.65 excluding taxes per year. The Lessee will pay a quarterly sum of Euros 16,752.27, taxes included, to the Lessor as a provision. The sum will be adjusted at the end of each year.

DEFEASANCE CLAUSE

It is expressly agreed that failing payment, on its due date, of all or part of any sum whatsoever due by the Lessee on the grounds of this contract, as in the case of non-execution of any one of the conditions of this lease and one month after order to pay or summons to perform remaining without effect, this lease shall be terminated as of right, if so wished by the Lessor, without the need for any legal formality. In this case, the Lessee will pay an first indemnity amount corresponding to three times the rent if necessary taken out from the guarantee. If the Lessee refuses to leave the premises, it shall suffice to force it for a simple decision to be given in summary proceedings by the President of the Tribunal de Grande Instance of the location of the leased premises.

EDAP TMS Offices – contract Lease Dec 2011 – English summary

ENGLISH SUMMARY FOR INFORMATION ONLY
AMENDMENT 1 TO LEASE OF NOVEMBER 1, 2011
Dated March 27, 2012

BETWEEN THE UNDERSIGNED:

MAISON ANTOINE BAUD, Société Anonyme [French limited company] with a capital of 3 096 336 €, with its registered office in COURNON D’AUVERGNE (63800) ZI Les Acilloux 27, Route du Cendre, recorded in the Clermont Ferrand Trade Registry under the number 855201521, represented by Mr. Patrick DUPRE Deputy -Chief Executive Officer,

hereinafter referred to as: " THE LESSOR "
ON THE ONE HAND;

and
EDAP TMS FRANCE, Société par Actions Simplifiée [French limited company] with a capital of 6 818 751 euros, with its registered office in VAULX EN VELIN (69120) 4, rue du Dauphiné, recorded in the Lyon Trade Registry under the number 394 804 447, represented by Mr. Marc Oczachowski, President, hereinafter referred to as " THE LESSEE "
ON THE OTHER HAND;

IT HAS BEEN AGREED AND DECIDED AS FOLLOWS:

** SUMMARY OF SIGNIFICANT TERMS OF AMENDMENT #1 TO LEASE AGREEMENT **

Both parties agree to amend the “Insurance” clause as follows, with effect from November 1, 2011

The Lessor will insure the entire building for its reconstruction value, in particular, against fire, explosions, lightning, natural disasters, electrical or water damage, sabotage, falling aircraft, acts of terrorism and riots, and its own civil liability, with a or several reputable insurance company(ies) for the duration of the lease.

The Lessee will be required to take out insurance policies with one or several reputable insurance companies insuring against in particular, risks of fire, explosions, lighting, electrical or water damage, sabotage, falling aircraft, acts of terrorism and riots, as well as to cover furniture, material and merchandise stocked in or located on the leased premises, and any rights of remedy from neighbors or third parties and civil liability risks related to its professional activity, other than leasing risks, for the duration of the lease.

The Lessor waives any right of remedy against the Lessee and its insurers and the Lessee waives any right of remedy against the Lessor and its insurers.

The Lessee is required to reimburse the Lessor, co-tenants, neighbors or any interested party any supplementary insurance premiums that may be required to to pay because of the Lessee’s activity.

All other clauses and conditions of the lease enforceable since 1 November 2011 that have not been amended by this document remain enforceable.

EDAP TMS Offices – contract Lease Dec 2011 – English summary